Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES SECOND QUARTER 2017 EARNINGS
AND REITERATES FULL YEAR 2017 GUIDANCE

Second Quarter Highlights

•	Net loss of $5.9 million and adjusted EBITDA of $180.3 million

•	Reiterated full year 2017 adjusted EBITDA forecast of $1 billion

Clayton, MO, July 31, 2017 - Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2017.

The second quarter 2017 reported net loss was $5.9 million, or ($0.04) per diluted share, which compares to a net loss of $1.0 million, or ($0.01) per diluted share for the second quarter 2016. Second quarter 2017 adjusted EBITDA of $180.3 million reflects depreciation and amortization expense of $137.1 million, restructuring charges of $8.5 million, and acquisition-related integration costs of $4.4 million. Second quarter 2016 adjusted EBITDA was $180.4 million. Sales in the second quarter 2017 were $1,526.5 million compared to $1,364.0 million in the second quarter 2016.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “We expect second half 2017 adjusted EBITDA to be significantly higher than the first half 2017 levels. The second half 2017 adjusted EBITDA is forecast to benefit from reduced maintenance turnaround activity compared to the first half levels. This benefit is expected to be approximately $110 million. The Chlor Alkali Products and Vinyls business is forecast to benefit in second half 2017 from stronger demand across all products, improved caustic soda and chlorine prices and lower ethylene costs. The second half 2017 Epoxy results are expected to benefit from more favorable pricing and lower raw material costs than were experienced in the first half 2017. In second half 2017, we expect Winchester will benefit from the seasonally strong third quarter commercial ammunition demand and an expected improvement in military sales.

“For full year 2017, we are reiterating our annual adjusted EBITDA forecast of approximately $1 billion with upside opportunities and downside risks of approximately 5%.

“During the second quarter, the planned 40-day vinyl chloride monomer plant maintenance turnaround at the Freeport, Texas facility required an extension of approximately four weeks. This maintenance turnaround is performed once every three years. In addition, the Bisphenol A plant at the Freeport, Texas epoxy facility experienced an unplanned outage. This epoxy outage lasted approximately three weeks. The second quarter also included a four-week planned maintenance turnaround of the Freeport, Texas chlor alkali assets, which is performed once every five years. In total during the second quarter, the Chlor Alkali Products and Vinyls segment earnings included approximately $56 million of maintenance costs for turnarounds and outages, and approximately $39 million of unabsorbed fixed manufacturing costs and reduced profit from lost sales associated with the turnarounds and outages. These costs were approximately $36 million higher than anticipated due to the extended outage. Second quarter 2017 Epoxy segment earnings included approximately $5 million of maintenance costs, and approximately $9 million of unabsorbed fixed manufacturing costs and reduced profit from lost sales, associated with the unplanned outage of the Bisphenol A plant.

“Chlor Alkali Products and Vinyls experienced sequential improvement in second quarter caustic soda pricing of approximately 8% and ethylene dichloride pricing of approximately 5%. Third quarter 2017 caustic soda and chlorine prices are forecast to improve sequentially and ethylene dichloride pricing is forecast to decline sequentially from the second quarter to the third quarter. We continue to expect that the positive pricing trends in caustic soda will continue into 2018 reflecting continued improved caustic soda industry fundamentals.

“Winchester second quarter 2017 segment earnings of $19.0 million were below our expectation due to a less favorable sales product mix and lower commercial sales volumes. Second quarter 2017 Winchester commercial sales declined approximately 15% compared to second quarter 2016.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and includes the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the second quarter 2017 were $865.1 million compared to $733.0 million in the second quarter 2016. The increase in the second quarter sales compared to the prior year was primarily due to increased caustic soda and ethylene dichloride prices. Second quarter 2017 segment earnings of $52.8 million improved compared to $30.7 million in the second quarter 2016, primarily due to higher pricing of caustic soda and ethylene dichloride and lower operating costs, partially offset by approximately $75 million of additional maintenance costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with the turnarounds and outages. Electricity costs, driven by higher natural gas prices, and ethylene costs were also higher year-over-year. Chlor Alkali Products and Vinyls second quarter 2017 results included depreciation and amortization expense of $106.6 million compared to $103.4 million in the second quarter 2016.

EPOXY

Epoxy sales for the second quarter 2017 were $492.0 million compared to $450.0 million in the second quarter 2016. The increase in Epoxy sales was primarily due to higher product prices and increased volumes. The second quarter 2017 segment loss was $8.1 million compared to breakeven in the second quarter 2016. The Epoxy segment earnings decline was principally due to higher raw material costs, primarily benzene and propylene, partially offset by higher product prices and improved volumes. Epoxy second quarter 2017 results included depreciation and amortization expense of $22.8 million compared to $23.0 million in the second quarter 2016.

WINCHESTER

Winchester sales for the second quarter 2017 were $169.4 million compared to $181.0 million in the second quarter 2016. Second quarter 2017 segment earnings were $19.0 million compared to $31.2 million in the second quarter 2016. The decrease in sales and segment earnings was primarily due to lower shipments to commercial customers reflecting lower demand for pistol, rifle, and shotshell ammunition, partially offset by higher military sales. The segment earnings reduction was also associated with a less favorable product mix and higher commodity and other material costs in the second quarter 2017 compared to second quarter 2016. Winchester second quarter 2017 and 2016 results both included depreciation and amortization expense of $4.5 million.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2017 Corporate and Other segment was $10.7 million compared to $12.6 million in the second quarter 2016.

Second quarter 2017 charges to income for environmental investigatory and remedial activities were $1.8 million compared to $2.4 million in the second quarter 2016. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the second quarter 2017 increased by $5.8 million compared to the second quarter 2016, primarily due to increased consulting costs, higher legal and litigation costs, and an unfavorable currency impact.

DIVIDEND

On July 27, 2017, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 11, 2017, to shareholders of record at the close of business on August 10, 2017. This will be the 363rd consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss second quarter 2017 earnings at 10:00 A.M. ET on Tuesday, August 1, 2017. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities and certain tax-exempt bonds;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	failure to control costs or to achieve targeted cost reductions;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	the integration of the Acquired Business may not be successful in realizing the benefits of the anticipated synergies;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	the effects of restrictions imposed on our business following the transaction with TDCC in order to avoid significant tax-related liabilities; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2017-16

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2017	2016	2017	2016
Sales	$1,526.5	$1,364.0	$3,093.6	$2,712.2
Operating Expenses:
Cost of Goods Sold	1,404.1	1,236.9	2,797.8	2,412.3
Selling and Administration	80.0	79.3	168.2	167.4
Restructuring Charges(b)	8.5	8.2	16.7	101.0
Acquisition-related Costs(c)	4.4	16.3	11.4	26.5
Other Operating Income (Expense) (d)	0.3	(0.2)	(0.1)	10.7
Operating Income	29.8	23.1	99.4	15.7
Earnings of Non-consolidated Affiliates	0.5	0.4	1.0	0.6
Interest Expense	52.5	47.6	104.9	96.1
Interest Income	0.4	0.5	0.6	0.8
Loss before Taxes	(21.8)	(23.6)	(3.9)	(79.0)
Income Tax Benefit	(15.9)	(22.6)	(11.4)	(40.1)
Net (Loss) Income	$(5.9)	$(1.0)	$7.5	$(38.9)
Net (Loss) Income Per Common Share:
Basic	$(0.04)	$(0.01)	$0.05	$(0.24)
Diluted	$(0.04)	$(0.01)	$0.04	$(0.24)
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	166.1	165.2	165.8	165.1
Average Common Shares Outstanding - Diluted	166.1	165.2	168.0	165.1

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the six months ended June 30, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(c)	Acquisition-related costs for the three and six months ended June 30, 2017 and 2016 were associated with our integration of the Acquired Business.

(d)
Other operating income (expense) for the six months ended June 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Sales:
Chlor Alkali Products and Vinyls	$865.1	$733.0	$1,702.0	$1,437.3
Epoxy	492.0	450.0	1,059.6	910.2
Winchester	169.4	181.0	332.0	364.7
Total Sales	$1,526.5	$1,364.0	$3,093.6	$2,712.2
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$52.8	$30.7	$140.3	$98.8
Epoxy	(8.1)	—	(9.3)	8.2
Winchester	19.0	31.2	44.1	59.9
Corporate/Other:
Pension Income(b)	10.7	12.6	21.0	24.8
Environmental Expense	(1.8)	(2.4)	(4.4)	(5.1)
Other Corporate and Unallocated Costs	(29.7)	(23.9)	(63.1)	(53.5)
Restructuring Charges(c)	(8.5)	(8.2)	(16.7)	(101.0)
Acquisition-related Costs(d)	(4.4)	(16.3)	(11.4)	(26.5)
Other Operating Income (Expense) (e)	0.3	(0.2)	(0.1)	10.7
Interest Expense	(52.5)	(47.6)	(104.9)	(96.1)
Interest Income	0.4	0.5	0.6	0.8
Loss before Taxes	$(21.8)	$(23.6)	$(3.9)	$(79.0)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Restructuring charges for the three and six months ended June 30, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the six months ended June 30, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three and six months ended June 30, 2017 and 2016 were associated with our integration of the Acquired Business.

(e)
Other operating income (expense) for the six months ended June 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2017	2016	2016
Assets:
Cash & Cash Equivalents	$184.5	$184.5	$66.6
Accounts Receivable, Net	782.2	675.0	790.5
Income Taxes Receivable	20.9	25.5	45.8
Inventories	666.2	630.4	636.2
Other Current Assets	37.2	30.8	23.8
Total Current Assets	1,691.0	1,546.2	1,562.9
Property, Plant and Equipment (Less Accumulated Depreciation of $2,117.6, $1,891.6 and $1,681.2)	3,627.4	3,704.9	3,793.3
Deferred Income Taxes	125.2	119.5	107.0
Other Assets	625.6	644.4	588.6
Intangibles, Net	605.6	629.6	671.2
Goodwill	2,119.5	2,118.0	2,186.3
Total Assets	$8,794.3	$8,762.6	$8,909.3
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$81.7	$80.5	$80.3
Accounts Payable	656.1	570.8	536.4
Income Taxes Payable	7.1	7.5	8.2
Accrued Liabilities	261.5	263.8	293.6
Total Current Liabilities	1,006.4	922.6	918.5
Long-term Debt	3,518.9	3,537.1	3,615.5
Accrued Pension Liability	625.6	638.1	616.7
Deferred Income Taxes	1,037.6	1,032.5	1,079.3
Other Liabilities	347.2	359.3	348.3
Total Liabilities	6,535.7	6,489.6	6,578.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 166.3 Shares (165.4 and 165.2 in 2016)	166.3	165.4	165.2
Additional Paid-in Capital	2,262.7	2,243.8	2,240.3
Accumulated Other Comprehensive Loss	(485.4)	(510.0)	(479.3)
Retained Earnings	315.0	373.8	404.8
Total Shareholders' Equity	2,258.6	2,273.0	2,331.0
Total Liabilities and Shareholders' Equity	$8,794.3	$8,762.6	$8,909.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2017	2016
Operating Activities:
Net Income (Loss)	$7.5	$(38.9)
Earnings of Non-consolidated Affiliates	(1.0)	(0.6)
Losses on Disposition of Property, Plant and Equipment	0.3	0.5
Stock-based Compensation	4.0	3.7
Depreciation and Amortization	272.2	262.1
Deferred Income Taxes	(11.6)	(33.2)
Write-off of Equipment and Facility Included in Restructuring Charges	—	76.6
Qualified Pension Plan Contributions	(0.9)	(0.7)
Qualified Pension Plan Income	(13.7)	(18.7)
Changes in:
Receivables	(97.9)	(37.4)
Income Taxes Receivable/Payable	3.3	(9.6)
Inventories	(26.3)	25.8
Other Current Assets	(10.3)	15.0
Accounts Payable and Accrued Liabilities	99.6	(57.0)
Other Assets	5.8	(1.1)
Other Noncurrent Liabilities	(9.2)	1.6
Other Operating Activities	5.6	(1.9)
Net Operating Activities	227.4	186.2
Investing Activities:
Capital Expenditures	(150.9)	(137.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(69.5)
Payments Under Long-term Supply Contract	—	(85.0)
Proceeds from Disposition of Property, Plant and Equipment	0.1	0.4
Proceeds from Disposition of Affiliated Companies	—	4.4
Net Investing Activities	(150.8)	(287.1)
Financing Activities:
Long-term Debt:
Borrowings	1,875.0	—
Repayments	(1,890.1)	(159.0)
Stock Options Exercised	15.8	0.2
Dividends Paid	(66.3)	(66.1)
Debt Issuance Costs	(11.2)	—
Net Financing Activities	(76.8)	(224.9)
Net Decrease in Cash and Cash Equivalents	(0.2)	(325.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.2	0.4
Cash and Cash Equivalents, Beginning of Period	184.5	392.0
Cash and Cash Equivalents, End of Period	$184.5	$66.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(5.9)	$(1.0)	$7.5	$(38.9)
Add Back:
Interest Expense	52.5	47.6	104.9	96.1
Interest Income	(0.4)	(0.5)	(0.6)	(0.8)
Income Tax Benefit	(15.9)	(22.6)	(11.4)	(40.1)
Depreciation and Amortization	137.1	132.4	272.2	262.1
EBITDA	167.4	155.9	372.6	278.4
Add Back:
Restructuring Charges(b)	8.5	8.2	16.7	101.0
Acquisition-related Costs(c)	4.4	16.3	11.4	26.5
Certain Non-recurring Items(d)	—	—	—	(11.0)
Adjusted EBITDA	$180.3	$180.4	$400.7	$394.9

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the six months ended June 30, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(c)	Acquisition-related costs for the three and six months ended June 30, 2017 and 2016 were associated with our integration of the Acquired Business.

(d)
Certain non-recurring items for the six months ended June 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.